UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 7, 2020

PROVENTION BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38552	81-5245912
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 666, Oldwick, New Jersey 08858

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 336-0360

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered
Common Stock, $0.0001 par value per share	PRVB	The Nasdaq Global Select Market

Item 8.01.	Other Events.

Effective January 7, 2020, the Board of Directors (the “Board”) of Provention Bio, Inc. (the “Company”) appointed Jason Hoitt, age 42, as Chief Commercial Officer of the Company.

The Company entered into an employment agreement with Mr. Hoitt (the “Employment Agreement”) effective January 7, 2020. Compensation under the agreement includes an annual salary of $425,000, with periodic adjustment as the chief executive officer shall in his discretion deem appropriate, and an annual incentive bonus target of 40% of annual salary based on the achievement of the Company’s corporate objectives and Mr. Hoitt’s individual objectives, in each case as established by the chief executive officer and Mr. Hoitt. The determination of the level of achievement of the corporate objectives and individual objectives shall be made by the chief executive officer, in his reasonable discretion. The agreement also provided for the grant of stock options to purchase shares of the Company’s common stock. The agreement may be terminated by the Company without cause or by Mr. Hoitt for good reason, each as defined in the agreement, in which case, among other things and subject to certain requirements of the agreement, Mr. Hoitt would be entitled severance in the amount of nine months of base salary, nine months of COBRA premiums and accelerated vesting for equity awards that would have vested within nine months of the termination date and the pro rata portion of his annual bonus calculated as though all individual and corporate objectives had been fully achieved for the fiscal year in which Mr. Hoitt was terminated and any annual bonus that would have been paid to Mr. Hoitt for any prior fiscal year if Mr. Hoitt had been employed on the date of payment; provided that, in the event of a termination by the Company without cause or by Mr. Hoitt for good reason within 12 months following a change in control of the Company, as defined in the agreement, Mr. Hoitt will be entitled severance in the amount of 12 months of  base salary, 12 months of COBRA premiums and accelerated vesting for any equity awards that would have become vested following the termination date and a lump sum payment on the closing of the change of control of the pro rata portion of his annual bonus for the year in which the change in control occurs calculated as though all corporate and individual objectives had been fully achieved upon the change of control and any annual bonus that would have been paid to Mr. Hoitt for any prior fiscal year if Mr. Hoitt had been employed on the date of payment.

The foregoing summary of Mr. Hoitt’s employment arrangement is qualified in its entirety by reference to the Employment Agreement which is attached hereto as Exhibit 10.1 to this Current Report, and which is incorporated herein by reference.

On January 8, 2020, the Company issued a press release announcing the matters described above. The release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective January 7, 2020, between the Company and Jason Hoitt
99.1	Press Release issued by Provention Bio, Inc. January 8, 2020

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Provention Bio, Inc.

Date: January 8, 2020	By:	/s/ Andrew Drechsler
Andrew Drechsler
Chief Financial Officer